NASDAQ: NSIT

Insight Enterprises, Inc. Appoints New Member to Board of Directors
Bruce W. Armstrong Appointed to the Board

TEMPE, Ariz., March 11, 2016 — Insight Enterprises, Inc. (the “Company”) (Nasdaq:NSIT), a leading global provider of technology solutions, today announced that Bruce Armstrong has been appointed to the Company’s board of directors effective March 8, 2016.

“We are delighted to announce Bruce Armstrong’s appointment to our board of directors,” said Timothy A. Crown, chair of the board of directors. “Bruce has a strong background in Big Data and Analytics, next generation databases, data mining and the Internet of Things. His extensive experience as CEO and executive of several technology companies, including PivotLink Corporation, Knova Software, Inc., Sybase, Inc. and Teradata Corporation, along with his governance experience from service on the boards of a variety of publicly-held and private companies, will be a tremendous asset to our board and our company.” Mr. Armstrong currently serves as an Operating Partner at Khosla Ventures based in Menlo Park, California.

Mr. Armstrong will stand for election to the board at the 2016 annual meeting of stockholders.

For more information on Insight, visit http://www.insight.com/  or call 1.800.INSIGHT.

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About Insight
From business and government organizations to healthcare and educational institutions, Insight empowers clients with intelligent technology solutions to realize their goals. As a Fortune 500-ranked global provider of hardware, software, cloud and service solutions, our 5,400 teammates provide clients the guidance and expertise needed to select, implement and manage complex technology solutions to drive business outcomes. Through our world-class people, partnerships, services and delivery solutions, we help businesses run smarter. Discover more at insight.com.

Contacts:	Helen Johnson Insight Enterprises, Inc. Tel. (480) 333.3234 Email: helen.johnson@insight.com